Exhibit 99.1

FOR IMMEDIATE RELEASE
July 12, 2006

Community Trust Bancorp, Inc. Announces Its Inclusion in the new NASDAQ Global Select Market

- The Market with the Highest Initial Listing Standards in the World -

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Community Trust Bancorp, Inc. (NASDAQ: CTBI) announced today that it is included in the new NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Prior to the change, the company had been listed on the NASDAQ National Market.

Beginning July 3, NASDAQ-listed companies will be classified under three listing tiers — NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market. NASDAQ also plans to launch indexes based on these new tiers.

"Community Trust Bancorp, Inc. is an example of an industry leader that has achieved superior listing standards, which clearly defines the essence of the NASDAQ Global Select Market," said Bruce Aust, Executive Vice President, Corporate Client Group. "NASDAQ is focused on leading a race to the top in terms of listing qualifications. In recognizing these companies, we are highlighting their achievement in meeting the requirements to be included in the market with the highest listing standards in the world," added Mr. Aust.

NASDAQ announced the new three tier listing classification in February 2006. All three market tiers will maintain rigorous listing and corporate governance standards. For additional information about the NASDAQ Global Select Market, please go to: www.nasdaq.com/GlobalSelect.

Community Trust Bancorp, Inc., with assets of $3.0 billion, is headquartered in Pikeville, Kentucky and has 74 banking locations across eastern, northern, central, and south central Kentucky, five banking locations in southern West Virginia, two loan production offices in Kentucky, and five trust offices across Kentucky.

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